EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Armor Holdings, Inc., which appears in Armor Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004.

PricewaterhouseCoopers LLP
Jacksonville, Florida
November 30, 2005